FINAL TRANSCRIPT

EXHIBIT 99.2

Conference Call Transcript

CSAR - Q3 2008 Caraustar Earnings Conference Call

Event Date/Time: Oct. 31. 2008 / 9:00AM ET

FINAL TRANSCRIPT

EXHIBIT 99.2

CORPORATE PARTICIPANTS

Bill Nix III

Caraustar - VP, CAO

Michael J. Keough

Caraustar - President and CEO

Ronald J. Domanico

Caraustar - SVP and CFO

CONFERENCE CALL PARTICIPANTS

Joe Stivaletti

Goldman Sachs - Analyst

Tameron Newton

Wachovia - Analyst

Josh Scotland

Cedarview Capital - Analyst

Aaron Rickles

Oppenheimer - Analyst

PRESENTATION

Operator

Good morning. My name is Bishanta and I will be your conference operator today. At this time I’d like to welcome everyone for the Caraustar Industries third quarter 2008 financial results conference call. (OPERATOR INSTRUCTIONS).

Mr. Nix, Vice President of Financial and Chief Accounting Officer, you may begin.

Bill Nix III - Caraustar - VP, CAO

Thank you, Bishanta, and good morning. Welcome to the Caraustar third quarter 2008 conference call. On the call today are Mike Keough, President and CEO, and Ron Domanico, Senior Vice President, CFO. Before we begin the call, I’d like to provide you with our forward-looking disclaimer statement.

Company’s presentation today contains certain forward-looking statements including statements regarding the expected effect of certain events on the Companies future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. For a discussion of factors that could cause actual results to vary from those expressed or implied in the forward-looking statements, you should refer to the text in the Company’s press release issued today regarding these matters and to the Company’s filings with the Securities and Exchange Commission.

We have about twenty minutes of prepared comments and then we will open it up for questions. At this time I will turn the call over to Mike Keough.

Michael J. Keough - Caraustar - President and CEO

Thank you, Bill, and good morning all. Thank you for joining us on this call. This morning Caraustar reported third quarter 2008 results and we would like to add more context to the press release.

FINAL TRANSCRIPT

EXHIBIT 99.2

There’s an old proverb that says “may you live in interesting times.” It looks like we have that in spades. Our interesting times include major global recessionary fears, unprecedented government bailouts, and a very restrictive credit market. Closer to the business, we see slower demand for our products and a roller-coaster ride with key input costs such as fiber and energy. You’ll hear more about that later. With that as a backdrop, we believe we delivered a solid quarter and we look forward to sharing it with you.

As noted in the press release, Caraustar reported a net loss from continuing operations of $75.4 million or $2.63 per share. This loss was due to a noncash goodwill write down. We see the quarter as $0.09 positive.

As I stated in our last two analysts calls, redemption of the 2009 Senior Notes continues to be our top priority. We continue to work diligently to raise sufficient liquidity required to satisfy these notes on maturity. Selling our interest in PBL and announcing that we are marketing our recovered fiber group for sale are some of the many activities on which we are focused.

Specific to the industry in Caraustar, our Q3 backdrop included weak demand for the industry, which ran its paperboard mills at 85.4% of capacity in Q3. This followed Q2 industry capacity results of 90%. Caraustar had a much better Q3 than the industry. We ran at an operating rate of 96%. We believe that our utilization was better because of two things; number 1, we have great flexibility on most of our machines and secondly, we shut our Chattanooga mill in July and retained a high percentage of those tons to fill the rest of our system.

During the early part of the quarter, natural gas hit $13 in MMBtu and oil was just under $150 per barrel and some believe that it was going to $200 a barrel. The fiber side saw OCC sitting at $110 high-end southeast per ton in July. These input costs have clearly turned the other way and I will discuss them later in my comments. But back in July these spikes caused companies to independently announce shuts of 11 uncoated recycled boxboard machines in North America. In that number, Caraustar shut its Chattanooga mill. During this period, companies also independently announced price increases for mill and converted products. During the quarter, we did pick up a sequential margin expansion in our mill group and I’ll go into that in more detail a little later.

I’m now going to discuss our business segments and the unaudited supplemental data that you have will assist with many of my comments. Our overall mill volume was off 5.9%, Q3 to Q3, based largely on the sale of PBL, fewer gypsum facing tons and the shut of the Chattanooga mill. Our tube and core tons were flat in the quarter, Q3 to Q3, but up 3.4% sequentially. Overall shipments of the tube and core tons have grown steadily from the beginning of the year, but things are far from robust.

On a continuum, we have the negative impact of a very slow economy, which is hampered sales growth with product lines like carpet cores, cloth cores, paper cores and film cores. On the other side of the continuum, we have either favorable growth or good cross take-out progress with our construction tube business, our protective packaging business that we call PAB, and our new high-speed tube and core wind is strategically located around the US.

I would now like to transition to our folding carton business where sales are up 14.6%, Q3 to Q3, and 6.7% sequentially. This business is very strong. Our Tama mill continues to run well and remains full. We did upgrade the machine during the third quarter with a capital package that gives us more energy, that gives us a more energy efficient machine while adding 3% to 4% more capacity. We like what we see so far with this investment in Tama, Iowa.

Our foam and carton business has been streamlined and recapitalized over the past few years. These strategic investments including two new presses have allowed us to grow our food and consumer product lines. We believe that we have positioned the folding carton part of our Company very well.

Our gypsum facing strategy changed with the sale of Premier Boxboard Limited, but we had already transitioned the Sweetwater paperboard mill over a year ago. Sweetwater is roughly at 50/50 mill at this time and what I mean by that, 50% gypsum and 50% tube and core stock.

Let me share a few numbers with you regarding housing starts in the US. Back in 2005, the US had 2.1 million new housing starts. In 2008, we believe the number will finish up right at $1 million starts or maybe a little bit below $1 million. Gives you an idea what’s transpired in a few years. In 2009, we believe the number is going to be 800,000 new housing starts according to industry data. Having anything to do with housing in the foreseeable future will present some challenges.

With that said, we like our new gypsum model that focuses on two key elements; specialty grades and export. On the specialty side, a good example is our safe haze MR grade for mold and moisture resistance. In 2008, we grew sales of that grade roughly 119% and we continue to produce gypsum grades that other integrated wallboard producers tend to shy away from, such as shaft liner for wallboard that goes into elevator shafts, veneer grades which are high-end applications for high-end walls, and abuse-resistant grades for high traffic areas, think of hospitals, think of sporting venues, basketball arenas and that grade continues to grow, too.

FINAL TRANSCRIPT

EXHIBIT 99.2

We have also built a sales and technical infrastructure to serve the export market, especially South America. We see this segment growing this year more than 40%.

On the specialty paperboard side, our shipments are up Q3 to Q3, 3% and up 3.8% sequentially. The housing downturn continues to hit a number of our customers very hard. Products for new home sheathing and carpet sample kits are down considerably, much like our carpet core business.

Despite these challenges, we have bright spots in our new product development activities in this business, such as BinderTex45. This grade is geared to school textbooks and we expect good growth due to our product enhancements that will meet demanding customer specifications. Our StaSquare32 grade is geared more to trade books and point of purchase promotional items. This product is produced at our Austell mill 1 and with a steady stream of orders develop, we expect continued growth.

Caraustar had margin expansion with our mill tons, right at $21 a ton sequentially and you have that in your data. The dramatic turn of events on the fiber and energy side will be a high-class problem. I’ll come back to that comment after I share these metrics. In July, OCC high southeast was $110 a ton and the official board markets yellow sheet.

Natural gas was $13 in MMBtu and oil was just south of $150 a barrel. Natural gas is half that cost today and oil has dropped $66 per barrel. The real story is that fiber dropped through the floor in the last 30 days. Key drivers are China and a slowing US economy.

When China pulls back its buying needs, it can clearly impact prices. I’ll give you an example. OCC to the ports of L.A and New York are down roughly $100 a ton. This means that China is paying $100 less, specifically to the port of LA. That number right now, if you’re going to sell fiber to China, they are only going to pay somewhere in the range delivered to the port of $37 to $40. This is a huge swing in a short amount of time.

Back to the high-class problem of effectively managing drop and input cost while demand has clearly slowed. To manage Caraustar’s internal supply and demand balance, we took roughly 25 days of downtime in our mill system in the month of October. This is an interesting time for us and others in the industry and Caraustar will continue to match supply to demand internally and stay focused on margin expansion. At this point, I will now turn the call over to Ron Domanico and I will be back for closing comments.

Ronald J. Domanico - Caraustar - SVP and CFO

Thanks, Mike and good day, everybody. As Mike mentioned early in his comments, for the third quarter 2008 Caraustar reported a net loss from continuing operations of $75.4 million or minus $2.63 per share. This included the unfavorable impact of the noncash goodwill write-off of $125.3 million or $2.71 per share.

The unfavorable impact in income taxes of $15.5 million or $0.54 per share from the difference between the effective tax rate and the statutory tax rate. The favorable impact of $23.8 million or $0.51 per share from the gain on the sale of the Company’s 50% membership interest in PBL and the favorable impact of the net gain from restructuring activities of $800,000 or $0.02 per share. Giving credit to each of these adjustments result in a positive $0.09 per share. I will address each of these further in a few minutes.

For the third quarter 2007, income from continuing operations was $1.1 million or $0.04 per share. The third quarter last year also included a loss from discontinued operations of $7.6 million or $0.27 per share. The third quarter 2008 income from operations before restructuring and impairment of $7 million was $800,000 or $0.02 per share favorable versus the same period in 2007.

The following income from operation variances are all pretax amounts. Negative variances include higher mill boiler energy costs of $2.4 million or $0.05 per share; lower tube and core volume of 4400 tons or $2.1 million minus $0.04 per share; higher selling, general and administrative expense of $2.1 million or minus $0.04 per share; lower recovered fiber sales of PBL trim and odd lot of $700,000 or minus $0.02 per share; and lower coated recycle boxboard volume of 1,200 tons due to downtime during machine upgrade in Tama, Iowa of a $0.5 million or minus $0.01 per share.

On the positive side, variances included higher URB volume of 4,200 tons plus $1.5 million or $0.04 per share; URB margins up $13 a ton with a $1.9 million positive impact or plus $0.04 per share; tube and core margins up $26 per ton, $1.6 million impact plus $0.04 per share; and higher folding carton volume and margins of $2.9 million or plus $0.06 per share.

FINAL TRANSCRIPT

EXHIBIT 99.2

The Company periodically reviews the appropriateness of its recorded goodwill. As discussed previously, management made the decision to write-off goodwill as of September 30, 2008, resulting in a noncash charge of $125.3 million or $2.71 per share. Caraustar has amortizable basis of approximately $43 million in goodwill for federal income tax purposes which is available to us at future taxable income from operations or gains from sales of assets subject to potential limitations under the internal revenue code.

Net restructuring impairment gain was $800,000 pretax or $0.02 per share in the third quarter 2008 versus a $200,000 cost versus the same quarter last year. $1.9 million in the gains of the sale of shut URB mill property in Redding, Pennsylvania and Lafayette, Indiana was partly offset by $1.1 million in costs associated with the July 2008 closure of the Chattanooga URB mill operations.

Other income expense in the third quarter 2008 was a gain of $20.8 million or $0.45 per share versus a loss of $4.3 million or minus $0.09 per share in the third quarter of 2007. The $25.1 million favorable variance was driven by the gain of $23.8 million or $0.51 per share from the sale of our 50% membership interest in PBL on July 24th of this year and net interest expense of $3.8 million was $1 million or $0.02 per share favorable versus last year.

The benefit for income taxes in the third quarter 2008 was $21.3 million or $0.74 per share. Temporary and permanent adjustments resulted in a 22% effective tax rate for the quarter versus the 38% statutory tax rate. The unfavorable income tax rate impact was $15.5 million or $0.54 per share.

Selling, general and administrative expense in the third quarter 2008 was $24.9 million, up $2.1 million versus prior year. The unfavorable variance was driven by $800,000 in higher accruals, an increase in 2008 versus a reversal in 2007. $600,000 related to PBL, $400,000 in appraisable fees, $300,000 in higher software amortization, $200,000 in higher bad debt accruals, and $200,000 insurance rebate that was received in 2007. This was partly offset by $400,000 in lower headcount.

SG&A as a percent of sales was 11.6% in third quarter 2008. The initiatives currently underway are targeting SG&A reduction of at least $10 million per year and we have not deviated from our objective to achieve a run rate of SG&A at 10% of sales by the end of 2008.

Energy price volatility presents a significant challenge for Caraustar, the paper industry, and the general economy versus the third quarter last year, our average cost per MMBtu for boiler fuel increased 40.6% from $5.79 to $8.14. This cost us an additional $2.4 million or $0.05 per share in the third quarter this year. These figures are exclusively related to boiler energy usage in our mill system and not to the Company’s entire energy consumption. Sequentially versus the second quarter 2008, boiler energy costs of $8 million was flat. Modest average rate increases of $0.14 per MMBtu cost Caraustar $140,000 offset by increased efficiencies that saved $200,000.

Our coal prices are locked in through year-end below $4.50 per MMBtu. The current coal market is approximately $7.40 per MMBtu or 65% higher than our contract rate. Coal prices are about $10 per ton below the highs experienced several months ago and we expect them to continue to drift downward. We can burn natural gas in our coal fired boilers, so we will evaluate alternate fuels on the spot markets when our coal contract expires on December 31. We have remained very short on natural gas and are locking up only a portion of our needs for the next few months. Recent declines in the future markets saw natural gas briefly dip below $6 per MMBtu and there are indications that it could drop further.

Similarly, we remain very short on fuel oil which currently represents only 5% of our boiler energy. Every $1 per MMBtu change in our average cost of boiler fuel impacts our paperboard costs by approximately $6 per ton which equates to $1 million per quarter or $4 million per year or $0.09 per share.

Freight costs have also experienced significant volatility. The cost of diesel has resulted in the fuel surcharge increasing from $0.29 per mile in the third quarter 2007 to the peak of $0.60 per mile in July 2008. In August, the surcharge dropped from $0.60 to $0.53 and it went down to $0.48 per mile in September, so the average fuel surcharge in the third quarter 2008 was $0.535 per mile. Our freight transportation equates to about 6 million miles per quarter, so the surcharge increase costs us an additional $1.5 million or $0.03 per share in the third quarter of 2008 versus last year.

On Monday of this week the fuel surcharge decreased to $0.36 per mile. That’s a drop of $0.24 or minus 40% in just 14 weeks. We are a third of the way into the fourth quarter and our shipments typically fall off in the last few weeks of the year. Accordingly, if we are able to capture an average of $0.12 per mile and lower freight surcharges, it could save approximately $700,000 in the fourth quarter of 2008.

FINAL TRANSCRIPT

EXHIBIT 99.2

In the third quarter of 2008, combined boiler energy and freight were up $3.9 million or $0.08 per share versus the third quarter last year. To illustrate the volatility in energy, on our second quarter call which we gave on August 1, oil was $124 a barrel and natural gas was $9.12 per MMBtu. Last night, oil was $66 a barrel and natural gas was down to $6.43 per MMBtu.

I’ll now turn it over to Bill to review cash flow, liquidity, debt, and working capital.

Bill Nix III - Caraustar - VP, CAO

Thanks, Ron. I’ll provide you with the base EBITDA number for the third quarter as we calculate it for purposes of our Senior Secured Credit Facility. We have also included in the supplemental data supplied with today’s press release a reconciliation of this non-GAAP measure to net cash used in operating abilities as appears on our statement of cash flows.

For the third quarter 2008 EBITDA * consisted of a net quarterly loss, in brackets; $75.4 million plus tax benefit, again in brackets; $21.2 million plus interest expense of $4 million; plus depreciation and amortization of $4.9 million, less income from unconsolidated affiliates of $0.6 million, in brackets; plus distributions from unconsolidated affiliates of $1.6 million; and plus noncash restructuring and impairment costs of $99.5 million net. That should put to $12.8 million.

I would also point out that the Company received a $1.6 million distribution from PBL in the third quarter that is included in the above numbers that we discussed and was delayed due to the sale of the PBL joint venture.

The credit facility defined EBITDA of $12.8 million compares to $9.6 * million for the same period a year ago and brings the year-to-date total through third quarter to $31.5 million.

Turning to cash and available liquidity, we ended the quarter with $37.7 million of cash on the balance sheet, compared to $80,000 at the end of the second quarter 2008. At September 30, 2008, our Senior Secured Credit Facility had no [drawn] borrowings. On July 25th, 2008, we used approximately $31 million of the PBL sale proceeds to repay all outstanding debt under the Senior Secured Credit Facility.

Our cash as of close of business yesterday was $40.7 million and availability for general business purposes under the revolving portion of the facility was $43.1 million after consideration of limitations for minimum availability reserves and $16.1 million in outstanding letters of credit that reduce availability.

As we mentioned in our press release this morning, the Company has been in negotiations to amend its Senior Credit Facility to extend to December 1st, 2008, date at which time it’s required to advise the bank group of its plan to refinance or to fees the Senior Notes of $190 million that come due to June 1st, 2009. We have received the required lender approvals and to extend the December 1st date to March 2, 2009. The amendment increases pricing 25 basis points, increases reserves which reduce availability from $15 to $20 million, and includes an amendment fee to participating lenders among other provisions. The revolver availability after the amendment would be approximately $38.1 million, reflecting the increased reserves of $20 million.

Significant payments in the third quarter included $2.8 million of pension contributions. Total forecasted pension contributes for ‘08 are $8.4 million. CapEx for the third quarter was $3.5 million. We expect total CapEx for the year to be approximately $12 million.

As of the beginning of June and for the second quarter ended June 30, we reclassified $190 million of the Senior Notes that are due in June and they are current liabilities in accordance with generally accepted accounting principles and there are resulting implications with regard to the Company’s liquidity and working capital.

On August 1, 2008, we included more cautionary language in our disclosure as mandated by rules and regulations required of public companies. We also advised that in the ordinary course, the Company has and will continue to have communications with its board of directors and its external auditors regarding its quarterly financial reporting obligations. The Company reviewed its obligations as of September 30, 2008, and continues to conclude that at this point there are no going concern issues. As you know, this determination is subjective and it’s based on particular facts and circumstances present at the time the determination is made.

* See note regarding non-GAAP financial measures and the accompanying reconciliation table on the page preceding this transcript titled “Unaudited Supplemental Data.”

FINAL TRANSCRIPT

EXHIBIT 99.2

As we discussed on August 1, the factors which impact that determination are our ability to articulate and execute a refinancing plan including the achievability of that plan and our near-term business outlook. While the economic back drop is challenging, we expect our operations to continue to perform and that a resolution of the 2009 Senior Notes is achievable.

Looking briefly at working capital – controllable working capital, which we define as inventory plus accounts receivable, less accounts payable, and excluding debt maturities, increased $1.6 million from June 30, 2008. As compared to the same quarter last year, define working capital was down $17.9 million attributable to fewer operations and management efforts.

Quarter over quarter, today’s payable outstanding decreased unfavorably from 30.1 days to 29.8 days. Day sales outstanding decreased favorably from 37.8 days to 35 days. And days inventory outstanding decreased favorably from 33 days to 30.2 days at September 30. At this time I’ll turn the call back over to Mike for his closing comments.

Michael J. Keough - Caraustar - President and CEO

Thank you, Bill.

I would like to reiterate that effectively dealing with our 2009 Senior Notes is first and foremost on our list. Although we are working very hard, we will not prematurely disclose any item in order to minimize the impact on customers, employees, and other constituents.

At this point I would ask Bishanta if she would open up for questions to calls.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Joe Stivaletti with Goldman Sachs.

Joe Stivaletti - Goldman Sachs - Analyst

Good morning, guys.

Michael J. Keough - Caraustar - President and CEO

Hi, Jim.

Joe Stivaletti - Goldman Sachs - Analyst

I just wanted to touch base on the refi. Your press release today mentioned asset sales that you were pursuing and I just wondered if you were still also pursuing some sort of just a refinancing? You’ve talked in the past about putting an ABL in place. I just wondered if you could update us on that possibility.

Ronald J. Domanico - Caraustar - SVP and CFO

Yes, Joe. In answer to your question, our strategy has not changed. We are pursuing several alternatives simultaneously. They include the announced marketing for sale of a recovered fiber group which was announced in an 8-K earlier this week. That announcement was required for disclosure by accounting treatment because it is a discernible segment that we isolate and report on in our 10-Q and 10-K.

At the same time, we are actively looking at other assets. We are actively looking at traditional lending, which right now is shut, but we are aggressively looking at alternative lending including ABL-type lines. We are pursuing numerous paths simultaneously.

FINAL TRANSCRIPT

EXHIBIT 99.2

Joe Stivaletti - Goldman Sachs - Analyst

Can you give us any feel for the size of the EBITDA of your recovered fiber group?

Ronald J. Domanico - Caraustar - SVP and CFO

We disclose, in our segment reporting each quarter in the 10-Q, the specifics for each of our segments and you are able to get that information from the 10-Q. Because of the process we are in right now, Joe, where we feel it’s inappropriate for us to comment directly on how we perceive the EBITDA for that division.

Joe Stivaletti - Goldman Sachs - Analyst

Okay. And just the last thing was just to clarify, on this amendment with your banks—- you basically got that amendment? You’re just processing it?

Bill Nix III - Caraustar - VP, CAO

That’s correct, we have received required lender approvals, Joe.

Joe Stivaletti - Goldman Sachs - Analyst

And what was the new maturity date? March something?

Bill Nix III - Caraustar - VP, CAO

It’s not a maturity date. There was a date in our Senior Credit Facility of December 1, 2008, at which time we were required to notify the participating lenders in the Senior Credit Facility of our plans with regard to the ‘09 notes. And what we have done is amended that facility to extend the date from December 1, ‘08, to March 2, 2009.

Joe Stivaletti - Goldman Sachs - Analyst

Okay. Thank you.

Ronald J. Domanico - Caraustar - SVP and CFO

Thanks, Joe.

Operator

Your next question coming from the line of [Tameron Newton] with Wachovia.

Tameron Newton - Wachovia - Analyst

Hi guys, how are you doing?

Ronald J. Domanico - Caraustar - SVP and CFO

Fine, thanks.

FINAL TRANSCRIPT

EXHIBIT 99.2

Tameron Newton - Wachovia - Analyst

Maybe just touch on your decision to sell recovered fiber at this point. Is that a derivation, maybe an inference here, that you had some other asset sales teed up that with the credit environment you may not have been able to get off? I mean, you’ve got recovered fiber prices backed up here $60, $70 a ton, in some places, And from some of the guys I’ve talked to it feels like the mill systems or recycling ops are pretty backed up. I just wondered if you could elaborate a little bit on your decision to pursue that now as opposed to six or eight months ago.

Michael J. Keough - Caraustar - President and CEO

We’d rather not get into the specifics of that end of the business or other things we might be working on that have not been disclosed. Is it a choppy time to have that asset in the market? We look at it a little bit different. It probably depends on who might be looking at it. I think if you take a look at the recovered fiber business over the last 10 years and looking into the future, we believe it’s going to be a very good business.

Tameron Newton - Wachovia - Analyst

And just in terms –

Michael J. Keough - Caraustar - President and CEO

We have a franchise that has performed well in the past. We expect it will perform well in the future.

Tameron Newton - Wachovia - Analyst

Okay. Fair enough. Just in terms of valuation, is this a business that we should look as have had at sales times multiple or I know it’s kind of a tough, tough business to value from an analyst perspective. I’m just wondering if you give any guidance as to what we should be looking at there?

Michael J. Keough - Caraustar - President and CEO

No. At this point we have decided not to give guidance. I think ultimately we’ll see how the process plays out and at the appropriate point in time we will share the outcome.

Tameron Newton - Wachovia - Analyst

Great. Maybe you guys could just touch on current URB pricing and what the response has been from your customer-base with OCC falling as much as it has. Is there a pressure on your pricing right now?

Michael J. Keough - Caraustar - President and CEO

I would tell you right now we haven’t seen widespread pricing pressure. I think we are realists. I think historically when you have demand that’s less than stellar and you have dropping input costs like fiber and energy, could there be pressure? There probably will be. I think in my comments we talked about in the month of October we decided to match internally supply to demand and in that we took 25, we’ll call it market days, to really work on the margin expansion fees. Our preference going forward is to continue to do that. That’s our strategy. We are going to match supply and demand. We will in the month of November, December, based on demand, take more market downtime and we will read what takes place on the pressure side. But at this point, we have not seen widespread pressure.

FINAL TRANSCRIPT

EXHIBIT 99.2

Tameron Newton - Wachovia - Analyst

And then just in terms of your notes in June, you say you’re basically pursuing everything here in order to kind of get something done. Is part of that plan — I guess have you guys talked to bond holders, current bond holders, about possible exchange in here, possibly going out, extending for security or something of that nature?

Ronald J. Domanico - Caraustar - SVP and CFO

We have constructive conversations with our bond holders on a one-on-one basis and that dialogue has continued. However, there has not been a concerted effort to have an exchange or other arrangement done at this point in time.

Tameron Newton - Wachovia - Analyst

Okay. Great. Thanks, guys.

Michael J. Keough - Caraustar - President and CEO

Thank you.

Ronald J. Domanico - Caraustar - SVP and CFO

Thank you.

Operator

(Operator instructions). Your next question comes from Josh [Scotland] with Cedarview Capital.

Josh Scotland - Cedarview Capital - Analyst

Hey, guys. Just curious on the timing of the recovered fiber sale. What are you thinking there?

Michael J. Keough - Caraustar - President and CEO

The timing, you work on these things well in advance of the market going where it’s gone on the price drop. But, again, I would tell you that it’s a margin business, it’s a complex business the way we have it set up and it has performed well and wherever fiber has been. So we believe there will be a group of folks that will look at it as a – an asset that they might want to have.

Ronald J. Domanico - Caraustar - SVP and CFO

A little bit more color on that, Josh. Teasers have gone out. We had to wait till we had the third quarter numbers, which you just received this morning to put in the descriptive memoranda, those numbers are being entered as we speak and will go out either later today or next week – probably early next week just based on logistics.

Josh Scotland - Cedarview Capital - Analyst

So is fourth quarter a good time for us to think about that?

Ronald J. Domanico - Caraustar - SVP and CFO

We are going to run as an effective process as possible. Everyone is aware of our time frame. At the same time, we will not speed through it if we believe we are going to be leaving value on the table. So we need to balance speed and performance. We are certainly in a high sense of

FINAL TRANSCRIPT

EXHIBIT 99.2

urgency to address the ‘09 bonds. In an ideal situation we would love to get it done by year-end, but we are also realists in a market that’s seen the type of volatility that we’ve had on the credit side, on the fiber side, on the energy side, that there may be things out of our control that could slow that process down for a month or so.

Josh Scotland - Cedarview Capital - Analyst

And do you guys still have the ability to buy back bonds under the amendment that you just got?

Bill Nix III - Caraustar - VP, CAO

Josh, we have the ability to buy back bonds, but it’s only as a part of a total solution. If you understand what I’m saying. It would have to be just to fill a gap in concert with some other solutions. We do not have the ability now to buy back bonds on a spot basis.

Michael J. Keough - Caraustar - President and CEO

With the revolver. We do have, as Bill mentioned earlier, $40 million plus of cash on-hand.

Josh Scotland - Cedarview Capital - Analyst

All right, guys. Thanks.

Bill Nix III - Caraustar - VP, CAO

Thank you.

Operator

Your next question comes from the line of Aaron Rickles with Oppenheimer.

Aaron Rickles - Oppenheimer - Analyst

Good morning, guys.

Michael J. Keough - Caraustar - President and CEO

Good morning.

Aaron Rickles - Oppenheimer - Analyst

Can you just remind us the price increases that have been announced and what you’ve realized so far and how that’s been translated to some of the converted products and how you expect that to roll-through to Q4 and Q1.

Michael J. Keough - Caraustar - President and CEO

Again, we were in a slightly different world when these things were swirling around but back in July we had a couple of different announcements. We had a coded recycle boxboard announcement of $50 a ton that was effective July 28th. And we had a $40 a ton uncoated recycle boxboard announcement that went into effect the 17th. We also announced a tube and core increase of 6% that went into effect on August 11th.

FINAL TRANSCRIPT

EXHIBIT 99.2

I think up to this point on the URB side, our coated recycle boxboard business is a one mill system in Tama and they continue to perform very well. That mill will continue to stay full in our system. I think we are roughly [AB] of that mill only 12% of their capacity comes from our system. So with the coated recycle boxboard business slows down, we have the capability of keeping it full. And they have done a good job on the price recovery side.

On the uncoated side, I think what I mentioned sequentially we picked up right at $20 of margin expansion. The intent was to pick up the balance and I think we might have talked to, when it was all said and done, maybe we’d pick up somewhere in the vicinity of $35, $36 a ton and so we should be picking up those price increases right now. I think the reality is with the free fall of fiber and energy heading south, could that impact further price recovery? And the answer is it probably can. But what we are focused on margin expansion and we believe we will have margin expansion.

I think in the unaudited data, I think we show sequentially that our tube and core prices are down and the reason being is the internal transfer price where they paid $40 a ton for their product. There are some implications in terms of passing that on.

I think we are in some interesting territory right now with really the major swing on the fiber side. Energy happens – you can see that happening, but the fiber piece is really driven off of a major publication. And although we saw it coming over the last couple of weeks, in fact, in our system, what we decided to do, we stopped buying fiber where we could. If we had reasonably good inventories, we just stopped buying fiber. A I think the ramifications of that are bigger than Caraustar. I think you’re going to see secondary fiber in this country, for the first time, potentially going into landfills versus being sold just based on the local economics and we’ll see how long that goes for.

Aaron Rickles - Oppenheimer - Analyst

That’s pretty helpful and you guys give a lot of good detail in terms of your sensitivity to some of these moving parts. Is it too simplistic to take some of those sensitivities and look at where the prices are today and try to figure out how much your cost might actually drop in Q4? And how should we then think about volume? That does sound like the demand is falling off of –

Michael J. Keough - Caraustar - President and CEO

There are a number of moving pieces and what we did, we talked to – we had a very strong third quarter and, again, we kept our head up. Chattanooga shut back in July helped it. We started seeing the slowdown in the month of September, but it clearly has dropped off for us, I’m assuming for others, in the month of October. And again, we are going to in the month of October we are taking roughly 25 days of internal market down. We just don’t want to run the machines, build inventory. That is not in our best interest.

I think you can expect that November, December also are going to be slow. And so we are going to have a strategy at the mill level, that says we are not going to run for inventory sake. We are going to take market downtime and what we are going to do, we are going to focus on margin expansion.

In terms of knowing specific numbers and telling you what percent we are going to be down in the fourth quarter, I think right now we couldn’t do it. We are trying to get our hands around the number, trying to understand the dynamics of what’s happening on the fiber drop, coupled with what kind of pricing we have, coupled with what’s taking place on the energy side. And Ron did a good job of playing out what’s transpired with transportation surcharges. Right now we just don’t have our hands on those numbers, but we do believe we are going to have margin expansion.

Ronald J. Domanico - Caraustar - SVP and CFO

Aaron, maybe a little bit more help with your analysis. If you take our quarterly volume, which is included in the supplemental data, divide it by approximately 90 days in the quarter and then remembering that we have nine machines, that comes out to about 200 tons per day. And so when Mike is talking about 25 days for a month, you can do the math on that for October. And then you need to make your own assumptions about November and December to give you an idea of the volume impact.

Aaron Rickles - Oppenheimer - Analyst

That’s very helpful. Thank you.

FINAL TRANSCRIPT

EXHIBIT 99.2

Operator

There are no further questions at this time.

Michael J. Keough - Caraustar - President and CEO

Okay. If there are no further questions, we appreciate your participation on this call and we look forward to next quarter’s call. Thank you.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference call. You may now disconnect.